          News Release (NYSE:RPT)

RPT REALTY REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS
•Net income attributable to common shareholders for the fourth quarter 2019 of $71.1 million, or $0.83 per diluted share, compared to a net loss of $(5.8) million, or $(0.07) per diluted share for the same period in 2018. Net income available to common shareholders for the full year 2019 of $84.8 million, or $1.04 per diluted share, compared to $10.9 million, or $0.13 per diluted share for the full year 2018.
•Closed on the formation of a new joint venture with an affiliate of GIC Private Limited (“GIC”).
•Closed on the wholly-owned acquisition of Lakehills Plaza in Austin, TX for $33.9 million.
•Same property net operating income ("Same property NOI") increased 3.9% in the fourth quarter and 4.1% for the full year as compared to the same periods in 2018.
•Same property NOI growth in the fourth quarter and full year 2019 was driven by a 2.7% increase and 3.5% increase in base rent, respectively.
•Small Shop occupancy was 87.4% in the fourth quarter 2019, up 270 basis points compared to the same period in 2018 and up 170 basis points from third quarter 2019.
NEW YORK, February 19, 2020 - RPT Realty (NYSE:RPT) (the "Company" or "RPT") today announced its financial and operating results for the quarter and year ended December 31, 2019.
"2019 proved to be a transformative year for RPT," said Brian Harper, President and Chief Executive Officer. "We exceeded our operational goals while closing an exciting new joint venture with one of the world's leading sovereign wealth funds, improving our liquidity, debt maturity and interest rate profiles and completing our first acquisition as a new team in Austin, Texas, one of the strongest and most dynamic real estate markets in the country. In short, the plans we laid out in June of 2018 are now translating into significantly improved performance and execution and I could not be more pleased with our results. As we start 2020, the entire organization is focused on delivering another year of strong results as we continue to rewrite the narrative at RPT."
FINANCIAL RESULTS
Net income attributable to common shareholders for the fourth quarter 2019 of $71.1 million, or $0.83 per diluted share, compared to a net loss of $(5.8) million, or $(0.07) per diluted share for the same period in 2018. Net income available to common shareholders for the full year 2019 of $84.8 million, or $1.04 per diluted share, compared to $10.9 million, or $0.13 per diluted share for the full year 2018.
Funds from operations ("FFO") for the fourth quarter 2019 of $14.4 million, or $0.18 per diluted share, compared to $27.0 million, or $0.30 per diluted share for the same period in 2018. FFO for the full year 2019 of $88.0 million, or $1.00 per diluted share, compared to $109.4 million, or $1.23 per diluted share for the full year 2018.
Operating FFO for the fourth quarter 2019 of $19.7 million, or $0.24 per diluted share, compared to $27.3 million or $0.31 per diluted share for the same period in 2018. Operating FFO for the fourth quarter 2019 excludes certain net costs that totaled $5.4 million, primarily attributable to costs associated with the early extinguishment of debt and insured expenses, net. Operating FFO for the full year 2019 of $94.5 million, or $1.08 per diluted share, compared to $120.1 million, or $1.35 per diluted share in the full year 2018. Operating FFO for the full year 2019 excludes certain net costs that totaled $6.5 million, primarily attributable to costs associated with the early extinguishment of debt, insured expense, net and executive management reorganization costs primarily related to performance award expense related to the Company's former Chief Executive Officer.
The change in Operating FFO for the quarter and year ended December 31, 2019 was primarily driven by the Company's non-core asset disposition program that concluded in the first quarter 2019, as well as, higher general and administrative expense resulting from the Company's above-target performance relative to the Company’s 2019 short-term incentive plan. The above-target short-term incentive plan impacted the Company's fourth quarter 2019 and full year 2019 Operating FFO by $0.02 per diluted share.
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OPERATING RESULTS
The Company's operating results include its consolidated properties and its pro-rata share of unconsolidated joint ventures.
Same property NOI during the fourth quarter 2019 increased 3.9% compared to the same period in 2018. For the full year 2019, same property NOI increased 4.1% compared to the same period in 2018. Same property NOI growth for the quarter and year was primarily driven by higher base rent of 2.7% and 3.5%, respectively.
During the fourth quarter 2019, the Company signed 34 leases totaling 109,138 square feet. Blended re-leasing spreads on comparable leases were 12.3% with an annualized base rent ("ABR") of $20.96 per square foot. Re-leasing spreads on comparable new and renewal leases were 14.2% and 11.2%, respectively. For the twelve months ended December 31, 2019, the Company signed 210 leases totaling 1,158,846 square feet. Blended re-leasing spreads on comparable leases were 10.7% with an ABR of $18.50 per square foot. Re-leasing spreads on comparable new and renewal leases were 23.7% and 8.6%, respectively.
As of December 31, 2019, the Company had $0.9 million of signed not commenced ABR that is scheduled to commence over the next twelve months.
The table below summarizes the Company's leased rate and occupancy results at December 31, 2019, September 30, 2019 and December 31, 2018.

	December 31, 2019	September 30, 2019	December 31, 2018
Consolidated & Joint Venture Portfolio
Leased rate	94.7%	94.7%	94.3%
Occupancy	94.3%	93.1%	91.7%
Anchor (GLA of 10,000 square feet or more)
Leased rate	97.4%	97.5%	96.6%
Occupancy	97.2%	96.3%	94.6%
Small Shop (GLA of less than 10,000 square feet)
Leased rate	88.2%	88.2%	88.8%
Occupancy	87.4%	85.7%	84.7%

BALANCE SHEET
The Company ended the fourth quarter 2019 with potential liquidity of $464.4 million, including $114.6 million in cash equivalents and restricted cash and $349.8 million of unused capacity on its unsecured revolving credit facility. At December 31, 2019, the Company had approximately $933.5 million of consolidated debt and finance lease obligations, which resulted in a net debt to annualized proforma adjusted EBITDA ratio of 6.3x. Consolidated debt had a weighted average interest rate of 3.89% and a weighted average maturity, excluding scheduled amortization, of 5.7 years.
GIC JOINT VENTURE
On December 10, 2019, the Company announced the formation of a new joint venture with GIC referred to as R2G Venture LLC ("R2G"). The Company contributed five properties valued at $244.0 million to R2G and received $118.3 million in gross proceeds for the 48.5% stake in R2G that was acquired by GIC. Additionally, GIC has committed up to $200.0 million of additional capital to R2G over the next three years to fund its 48.5% share of potential mutually agreed upon future acquisitions of grocery-anchored shopping centers in target markets in the U.S. The Company retained a 51.5% stake in R2G and receives property management, construction management and leasing fees from R2G. The Company is also responsible for the day-to-day management of the properties as well as sourcing future acquisitions for R2G. See the Company's press release dated December 10, 2019 for additional details.

ACQUISITIONS
On December 6, 2019, the Company acquired Lakehills Plaza, a 76,000 square foot shopping center, shadow anchored by a high performing Target, in Austin, Texas for $33.9 million. This represents the Company's first acquisition in this high growth target market. Lakehills Plaza is located in a top sub-market in Austin, with a 3-mile population and average annual household income of 125,000 and $94,000, respectively. Additionally, the shopping center is currently 96.3% leased with an average ABR per square foot of $25.96. The Lakehills Plaza acquisition was purchased on the Company's balance sheet, is not part of R2G and reflects the Company's commitment to growing the wholly-owned balance sheet portfolio, as well as the R2G portfolio.
DISPOSITIONS
The Company is currently under contract to sell Market Plaza in Glen Ellyn, Illinois, for $36.0 million subject to closing conditions and transfer documentation. The Company expects the transaction to close in the first quarter of 2020. Market Plaza was 90.0% leased at December 31, 2019 with an average ABR per square foot of $15.49. The expected proceeds from this disposition will be used to fund the previously-closed acquisition of Lakehills Plaza on a leverage and annualized earnings neutral basis.
FINANCING ACTIVITY
As previously-announced, on November 6, 2019, the Company entered into the Fifth Amended and Restated Credit Agreement, which consists of an unsecured revolving credit facility of up to $350.0 million and term loan facilities of $310.0 million. Proceeds from the new facility were used to refinance the $210.0 million of term loans previously outstanding under the prior facility and to repay $100.0 million of private placement notes with maturities in 2024 and 2026. See the Company's press release dated October 30, 2019 for additional details.
On December 27, 2019, the Company closed on a 10-year, $50.0 million private placement of unsecured notes at a fixed interest rate of 4.15%. The proceeds were used to repay the Company's 4.13% Series A notes due 2022 with an aggregate principal amount of $25.0 million and the 6.50% fixed rate mortgage loan secured by West Oaks II and Spring Meadows Place with an aggregate principal balance of $24.9 million. The Company recognized a prepayment penalty of $1.4 million associated with the early repayment of the Series A notes.
Subsequent to the end of fourth quarter 2019, on February 3, 2020, the Company entered into swap contracts covering $100.0 million of notional value, of which $50.0 million will mature in November 2024 ("2024 Swaps") and $50.0 million will mature in November 2026 ("2026 Swaps"). The 2024 Swaps and 2026 Swaps effectively fix the LIBOR component at a weighted average interest rate of 1.26% and 1.30%, respectively. Following the closing of these contracts, the Company had zero floating rate debt exposure.
DIVIDEND
On February 13, 2020, the Company’s Board of Trustees declared a first quarter 2020 regular cash dividend of $0.22 per common share. The Board of Trustees also approved a first quarter 2020 Series D convertible preferred share dividend of $0.90625 per share. The conversion ratio of the series D preferred shares is 3.7758 as of December 21, 2019. The payment of the first quarter 2020 dividend will result in an adjustment to the conversion ratio. The dividends, for the period January 1, 2020 through March 31, 2020 are payable on April 1, 2020 for shareholders of record on March 20, 2020.

2020 GUIDANCE
The Company is initiating 2020 earnings guidance. Selected items are outlined below.

Guidance item ($ in millions except per share)	2020 Guidance Range
Same property NOI growth	2.5%	to	3.5%
General and administrative expenses	$24.5	to	$26.5
Acquisitions	$100.0	to	$150.0
Dispositions	$36.0
Operating FFO per diluted share	$1.07	to	$1.11

The following table reconciles the Company's reported 2019 Operating FFO per share to the midpoint of the Company's initial 2020 Operating FFO per share guidance range.

Reconciliation of 2019 actual results to 2020 guidance midpoint
2019 Operating FFO per diluted share	$1.08
2019 non-cash benefits from certain below market lease accelerations	(0.04)
2019 Operating FFO per diluted share (excluding one-time non-cash benefits)	$1.04
Same property NOI growth	0.05
Interest expense	0.03
R2G impact, net (1)	(0.01)
Impact from 2019 dispositions	(0.01)
Lease termination fee income (2)	(0.01)
2020 Operating FFO per diluted share guidance midpoint	$1.09
(1) Includes the net impact of the initial R2G contribution, forecasted R2G acquisitions, and management fee income related to R2G
(2) The Company does not forecast speculative lease termination fees
The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under "2019 Guidance" and "2020 Guidance" above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company's control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The Company’s 2020 guidance reflects management’s view of current and future market conditions, including current expectations with respect to rental rates, occupancy levels, acquisitions and dispositions and debt and equity financing activities. To the extent actual results differ from our current expectations, the Company’s results may differ materially from the guidance set forth above. Other factors, as referenced elsewhere in this press release, may also cause the Company’s results to differ materially from the guidance set forth above.

CONFERENCE CALL/WEBCAST:
The Company will host a live broadcast of its fourth quarter 2019 conference call on February 20, 2020 at 9 AM (ET) to discuss its financial and operating results.

Date:	Thursday, February 20, 2020
Time:	9 AM (ET)
Dial in #:	(877) 705-6003
International Dial in #	(201) 493-6725
Webcast:	investors.rptrealty.com
A telephonic replay of the call will be available through February 27, 2020.  The replay can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers and entering passcode 13696558.  A webcast replay will also be archived on the Company’s website for twelve months.
SUPPLEMENTAL MATERIALS
The Company’s quarterly financial and operating supplement is available on its corporate web site at rptrealty.com. If you wish to receive a copy via email, please send requests to invest@rptrealty.com.
RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's shopping centers offer diverse, locally-curated consumer experiences that reflect the lifestyles of their surrounding communities and meet the modern expectations of the Company's retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange (the “NYSE”). The common shares of the Company, par value $0.01 per share (the “common shares”) are listed and traded on the NYSE under the ticker symbol “RPT”. As of December 31, 2019, our property portfolio consisted of 49 shopping centers (including five shopping centers owned through a joint venture) representing 11.9 million square feet of gross leasable area (“GLA”). As of December 31, 2019, the Company's pro-rata share of the aggregate portfolio was 94.7% leased. For additional information about the Company please visit rptrealty.com.
This press release contains forward-looking statements that represent the Company’s expectations and projections for the future. Management of the Company believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions, however, the Company can give no assurances that such expectations will be attained or achieved. Certain factors could occur that might cause actual results to vary, including, among others, economic, business and financial conditions, and changes in the Company’s industry and changes in the real estate markets in particular, economic and other developments in markets where the Company has a high concentration of properties, the Company’s business strategy, the Company’s projected operating results, bankruptcy or insolvency of a key tenant or a significant number of smaller tenants, adverse impact of e-commerce developments and shifting consumer retail behavior on tenants, interest rates or operating costs, the potential discontinuation of LIBOR, the Company’s leverage, the Company’s ability to generate sufficient cash flows to service outstanding indebtedness and make distributions to shareholders, general volatility of the capital and credit markets and the market price of the Company’s common shares, risks generally associated with real estate acquisitions and dispositions, including the Company’s ability to identify and pursue acquisition and disposition opportunities, risks generally associated with redevelopment, including the impact of construction delays and cost overruns and the Company’s ability to lease redeveloped space and identify and pursue redevelopment opportunities, risks generally associated with joint ventures, the Company’s ability to enter into new leases or renew leases on favorable terms, the Company’s ability to create long-term shareholder value, the Company’s ability to continue to qualify as a REIT, regulatory changes and other risk factors, including those detailed in the sections of the Company’s most recent Forms 10-K and 10-Q filed with the SEC titled “Risk Factors.” Forward-looking statements speak only as of the date hereof and the Company expressly disclaims any obligation to update any forward-looking statements.
Company Contact:
Vin Chao, Vice President - Finance
19 W 44th St. 10th Floor, Ste 1002
New York, New York 10036
vchao@rptrealty.com
(212) 221-1752

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RPT REALTY
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	December 31, 2019	December 31, 2018

ASSETS
Income producing properties, at cost:
Land	$331,265	$373,490
Buildings and improvements	1,486,838	1,652,283
Less accumulated depreciation and amortization	(352,006)	(358,195)
Income producing properties, net	1,466,097	1,667,578
Construction in progress and land available for development	42,279	53,222
Net real estate	1,508,376	1,720,800
Equity investments in unconsolidated joint ventures	130,321	1,572
Cash and cash equivalents	110,259	41,064
Restricted cash and escrows	4,293	3,658
Accounts receivable, net	24,974	23,802
Acquired lease intangibles, net	34,278	44,432
Operating lease right-of-use assets	19,222	—
Other assets, net	86,836	93,112
TOTAL ASSETS	$1,918,559	$1,928,440

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable, net	$930,808	$963,149
Finance lease obligation	926	975
Accounts payable and accrued expenses	55,360	56,355
Distributions payable	19,792	19,728
Acquired lease intangibles, net	38,898	48,647
Operating lease liabilities	18,181	—
Other liabilities	6,339	8,043
TOTAL LIABILITIES	1,070,304	1,096,897

Commitments and Contingencies

RPT Realty ("RPT") Shareholders' Equity:
Preferred shares, $0.01 par, 2,000 shares authorized: 7.25% Series D Cumulative Convertible Perpetual Preferred Shares, $0.01 par (stated at liquidation preference $50 per share), 1,849 shares issued and outstanding as of December 31, 2019 and 2018, respectively	92,427	92,427
Common shares of beneficial interest, $0.01 par, 120,000 shares authorized, 79,850 and 79,734 shares issued and outstanding as of December 31, 2019 and 2018, respectively	798	797
Additional paid-in capital	1,169,557	1,164,848
Accumulated distributions in excess of net income	(436,361)	(450,130)
Accumulated other comprehensive income	1,819	4,020
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	828,240	811,962
Noncontrolling interest	20,015	19,581
TOTAL SHAREHOLDERS' EQUITY	848,255	831,543
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,918,559	$1,928,440

RPT REALTY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
REVENUE
Rental income	$56,780	$62,709	$229,588	$256,531
Other property income	1,266	979	4,270	3,837
Management and other fee income	52	32	230	254
TOTAL REVENUE	58,098	63,720	234,088	260,622

EXPENSES
Real estate tax expense	8,294	10,510	35,961	42,306
Recoverable operating expense	7,052	6,929	25,256	26,177
Non-recoverable operating expense	2,630	1,952	10,292	7,286
Depreciation and amortization	18,782	21,608	78,647	87,327
Acquisition costs	—	—	—	233
General and administrative expense	8,789	5,851	27,634	31,383
Provision for impairment	—	13,434	—	13,650
Insured expenses, net	2,276	—	2,276	—
TOTAL EXPENSES	47,823	60,284	180,066	208,362

OPERATING INCOME	10,275	3,436	54,022	52,260

OTHER INCOME AND EXPENSES
Other income (expense), net	24	(189)	(203)	(244)
Gain on sale of real estate	75,783	3,813	81,856	3,994
Earnings from unconsolidated joint ventures	128	19	581	589
Interest expense	(9,707)	(11,085)	(40,057)	(43,439)
Other gain on unconsolidated joint ventures	—	—	237	5,208
Loss on extinguishment of debt	(1,949)	(134)	(2,571)	(134)
INCOME (LOSS) BEFORE TAX	74,554	(4,140)	93,865	18,234
Income tax provision	(97)	(51)	(179)	(198)
NET INCOME (LOSS)	74,457	(4,191)	93,686	18,036
Net (income) loss attributable to noncontrolling partner interest	(1,727)	97	(2,175)	(417)
NET INCOME (LOSS) ATTRIBUTABLE TO RPT	72,730	(4,094)	91,511	17,619
Preferred share dividends	(1,675)	(1,675)	(6,701)	(6,701)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$71,055	$(5,769)	$84,810	$10,918

EARNINGS (LOSS) PER COMMON SHARE
Basic	$0.89	$(0.07)	$1.06	$0.13
Diluted	$0.83	$(0.07)	$1.04	$0.13

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	79,850	79,725	79,802	79,592
Diluted	87,825	79,725	87,722	80,088

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FUNDS FROM OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net income (loss)	$74,457	$(4,191)	$93,686	$18,036
Net (income) loss attributable to noncontrolling partner interest	(1,727)	97	(2,175)	(417)
Preferred share dividends	(1,675)	(1,675)	(6,701)	(6,701)
Net income (loss) available to common shareholders	71,055	(5,769)	84,810	10,918
Adjustments:
Rental property depreciation and amortization expense	18,659	21,414	78,095	86,970
Pro-rata share of real estate depreciation from unconsolidated joint ventures	424	14	459	191
Gain on sale of depreciable real estate	(75,783)	(3,699)	(81,485)	(3,699)
Gain on sale of joint venture depreciable real estate	—	—	(385)	(307)
Provision for impairment on income-producing properties	—	13,434	—	13,434
Other gain on unconsolidated joint ventures	—	—	(237)	(5,208)
FFO available to common shareholders	14,355	25,394	81,257	102,299
Noncontrolling interest in Operating Partnership (1)	—	(97)	—	417
Preferred share dividends (assuming conversion) (2)	—	1,675	6,701	6,701
FFO available to common shareholders and dilutive securities	$14,355	$26,972	$87,958	$109,417
Gain on sale of land	—	(114)	(371)	(295)
Provision for impairment on land	—	—	—	216
Severance expense (3)	—	192	130	1,117
Executive management reorganization, net (3)(4)	627	139	1,402	9,673
R2G Venture LLC related costs (3)(5)	499	—	499	—
Acquisition costs	—	—	—	233
Loss on extinguishment of debt	1,949	134	2,571	134
Insured expenses, net	2,276	—	2,276	—
Other gain	—	—	—	(398)
Operating FFO available to common shareholders and dilutive securities	$19,706	$27,323	$94,465	$120,097

Weighted average common shares	79,850	79,725	79,802	79,592
Shares issuable upon conversion of Operating Partnership Units (“OP Units”) (1)	—	1,909	—	1,912
Dilutive effect of restricted stock	995	763	939	496
Shares issuable upon conversion of preferred shares (2)	—	6,858	6,981	6,858
Weighted average equivalent shares outstanding, diluted	80,845	89,255	87,722	88,858

FFO available to common shareholders and dilutive securities per share, diluted	$0.18	$0.30	$1.00	$1.23

Operating FFO available to common shareholders and dilutive securities per share, diluted	$0.24	$0.31	$1.08	$1.35

Dividend per common share	$0.22	$0.22	$0.88	$0.88
Payout ratio - Operating FFO	91.7%	71.0%	81.5%	65.2%
(1)The total noncontrolling interest reflects OP Units convertible on a one-for-one basis into common shares. The Company's net income for the three and twelve months ended December 31, 2019 (largely driven by gain on sale of real estate), resulted in an income allocation to OP Units which drove an OP Unit ratio of $0.90 and $1.14 (based on 1,909 weighted average OP Units outstanding). In instances when the OP Unit ratio exceeds basic FFO, the OP Units are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the three and twelve months ended December 31, 2019.
(2)7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, $0.01 par (“Series D Preferred Shares”) are paid annual dividends of $6.7 million and are currently convertible into approximately 7.0 million shares of common stock. They are dilutive only when earnings or FFO exceed approximately $0.24 per diluted share per quarter and $0.96 per diluted share per year. The conversion ratio is subject to adjustment based upon a number of factors, and such adjustment could affect the dilutive impact of the Series D Preferred Shares on FFO and earning per share in future periods. For the three months ended December 31, 2019, the preferred shares are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and operating FFO.
(3)Amounts noted are included in General and administrative expense.
(4)For 2019, largely comprised of severance to a former executive officer and performance award expense related to the Company’s former Chief Executive Officer. For 2018, includes severance, accelerated vesting of restricted stock and performance award charges and the benefit from the forfeiture of unvested restricted stock and performance awards associated with our former executives, in addition to recruiting fees, relocation expenses and cash inducement bonuses related to the Company’s current executive team.
(5)For 2019, comprised of special incentive expense related to the execution of the R2G Venture LLC joint venture agreement.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

Reconciliation of net income available to common shareholders to Same Property Net Operating Income (NOI) at Pro-Rata

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net income (loss) available to common shareholders	$71,055	$(5,769)	$84,810	$10,918
Preferred share dividends	1,675	1,675	6,701	6,701
Net income (loss) attributable to noncontrolling partner interest	1,727	(97)	2,175	417
Income tax provision	97	51	179	198
Interest expense	9,707	11,085	40,057	43,439
Costs associated with early extinguishment of debt	1,949	134	2,571	134
Earnings from unconsolidated joint ventures	(128)	(19)	(581)	(589)
Gain on sale of real estate	(75,783)	(3,813)	(81,856)	(3,994)
Gain on remeasurement of unconsolidated joint venture	—	—	(237)	(5,208)
Insured expenses, net	2,276	—	2,276	—
Other (income) expense, net	(24)	189	203	244
Management and other fee income	(52)	(32)	(230)	(254)
Depreciation and amortization	18,782	21,608	78,647	87,327
Acquisition costs	—	—	—	233
General and administrative expense	8,789	5,851	27,634	31,383
Provision for impairment	—	13,434	—	13,650
Pro-rata share of NOI from unconsolidated joint venture (1)	521	—	521	—
Lease termination fees	(409)	(53)	(743)	(161)
Amortization of lease inducements	160	43	519	173
Amortization of acquired above and below market lease intangibles, net	(1,218)	(1,147)	(6,762)	(9,880)
Straight-line ground rent expense	76	76	306	306
Straight-line rental income	(459)	(602)	(2,408)	(2,892)
NOI at Pro-Rata (2)	38,741	42,614	153,782	172,145
NOI from Other Investments	(1,049)	(6,338)	(5,284)	(29,505)
Same Property NOI at Pro-Rata (3)	$37,692	$36,276	$148,498	$142,640

(1) Represents 51.5% of the NOI from the five properties contributed to R2G Venture LLC after December 9, 2019.
(2) Includes 100.0% of the NOI from the five properties contributed to R2G Venture LLC prior to December 10, 2019 and 51.5% of the NOI from the same five properties after December 9, 2019.
(3) Includes 51.5% of the NOI from the five properties contributed to R2G Venture LLC for all periods presented.

RPT REALTY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(amounts in thousands)
(unaudited)

	Three Months Ended December 31,
	2019		2018
Reconciliation of net income (loss) to annualized proforma adjusted EBITDA
Net income (loss)	$74,457		$(4,191)
Interest expense	9,707		11,085
Income tax provision	97		51
Depreciation and amortization	18,782		21,608
Gain on sale of depreciable real estate	(75,783)		(3,699)
Provision for impairment on depreciable real estate	—		13,434
Pro-rata adjustments from unconsolidated entities	424		14
EBITDAre	27,684		38,302

Severance expense	—		192
Executive management organization, net	627		139
R2G Venture LLC related costs	499		—
Gain on sale of land	—		(114)
Costs associated with early extinguishment of debt	1,949		134
Insured expenses, net	2,276		—
Adjusted EBITDA	33,035		38,653
Proforma adjustments (1)	(502)		(2,655)
Proforma adjusted EBITDA	$32,533		$35,998
Annualized proforma adjusted EBITDA	$130,132		$143,992

Reconciliation of Notes Payable, net to Net Debt
Notes payable, net	$930,808		$963,149
Unamortized premium	(1,995)		(2,948)
Deferred financing costs, net	3,768		3,058
Consolidated notional debt	932,581		963,259
Finance lease obligation	926		975
Cash, cash equivalents and restricted cash	(114,552)		(44,722)
Pro-rata share of unconsolidated entities cash, cash equivalents and restricted cash	(1,120)		—
Net debt	$817,835		$919,512

Reconciliation of interest expense to total fixed charges
Interest expense	$9,707		$11,085
Preferred share dividends	1,675		1,675
Scheduled mortgage principal payments	671		658
Total fixed charges	$12,053		$13,418

Net debt to annualized proforma adjusted EBITDA	6.3	x	6.4	x
Interest coverage ratio (proforma adjusted EBITDA / interest expense)	3.4	x	3.2	x
Fixed charge coverage ratio (proforma adjusted EBITDA / fixed charges)	2.7	x	2.7	x

(1) The fourth quarter of 2019 excludes the following: $1.5 million representing the 48.5% of the five properties contributed to R2G Venture LLC; $1.1 million from an annual expense that was fully recognized during the quarter; and a $0.5 million benefit from the acceleration of a below market lease; but includes $0.4 million from the acquisition of Lakehills. The fourth quarter of 2018 excludes $2.7 million from dispositions. The proforma adjustments treat the activity as if they occurred at the start of each quarter.

RPT Realty
Non-GAAP Financial Definitions

Certain of our key performance indicators are considered non-GAAP financial measures. Management uses these measures along with our GAAP financial statements in order to evaluate our operations results. We believe these measures provide additional and useful means to assess our performance. These measures do not represent alternatives to GAAP measures as indicators of performance and a comparison of the Company's presentations to similarly titled measures of other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.

Funds From Operations (FFO)
As defined by the National Association of Real Estate Investment Trusts (NAREIT), Funds From Operations (FFO) represents net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of depreciable property and impairment provisions on depreciable real estate or on investments in non-consolidated investees that are driven by measurable decreases in the fair value of depreciable real estate held by the investee, plus depreciation and amortization of depreciable real estate, (excluding amortization of financing costs). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We have adopted the NAREIT definition in our computation of FFO.

Operating FFO
In addition to FFO, we include Operating FFO as an additional measure of our financial and operating performance. Operating FFO excludes acquisition costs and periodic items such as gains (or losses) from sales of land and impairment provisions on land, bargain purchase gains, severance expense, executive management reorganization costs, net, accelerated amortization of debt premiums, gains or losses on extinguishment of debt, insured expenses, net and R2G Venture LLC related costs that are not adjusted under the current NAREIT definition of FFO. We provide a reconciliation of FFO to Operating FFO. In future periods, Operating FFO may also include other adjustments, which will be detailed in the reconciliation for such measure, that we believe will enhance comparability of Operating FFO from period to period. FFO and Operating FFO should not be considered alternatives to GAAP net income available to common shareholders or as alternatives to cash flow as measures of liquidity.

While we consider FFO available to common shareholders and Operating FFO available to common shareholders useful measures for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable. We recognize the limitations of FFO and Operating FFO when compared to GAAP net income available to common shareholders. FFO and Operating FFO available to common shareholders do not represent amounts available for needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. In addition, FFO and Operating FFO do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs, including the payment of dividends.

Net Operating Income (NOI) / Same Property NOI / NOI from Other Investments
NOI consists of (i) rental income and other property income, before straight-line rental income, amortization of lease inducements, amortization of acquired above and below market lease intangibles and lease termination fees less (ii) real estate taxes and all recoverable and non-recoverable operating expenses other than straight-line ground rent expense, in each case, including our share of these items from our R2G Venture LLC unconsolidated joint venture.

NOI, Same Property NOI and NOI from Other Investments are supplemental non-GAAP financial measures of real estate companies' operating performance. Same Property NOI is considered by management to be a relevant performance measure of our operations because it includes only the NOI of comparable operating properties for the reporting period. Same Property NOI for the three and twelve months ended December 31, 2019 and 2018 represents NOI from the Company's same property portfolio consisting of 41 consolidated operating properties acquired or placed in service and stabilized prior to January 1, 2018 and five previously consolidated properties contributed to the newly formed joint venture, R2G Venture LLC, in December 2019. Same property NOI from these five properties includes 51.5% of their NOI as a consolidated property for the period January 1, 2018 through December 9, 2019 and 51.5% of their NOI as an unconsolidated property accounted for under the equity method for the period December 10, 2019 through December 31, 2019. Same Property NOI excludes properties under redevelopment or where activities have started in preparation for redevelopment. A property is designated as a redevelopment when planned improvements significantly impact the property. NOI from Other Investments for the three and twelve months ended December 31, 2019 and 2018 represents NOI primarily from (i) properties disposed of and acquired during 2018 and 2019, (ii) 48.5% of the NOI prior to December 10, 2019 from the five previously consolidated properties contributed to the R2G Venture LLC unconsolidated joint venture, (iii) Webster Place and Rivertowne Square where the Company has begun activities in anticipation of future redevelopment, (iv) certain property related employee compensation, benefits, and travel expense and (v) non-comparable operating income and expense adjustments.

NOI, Same Property NOI and NOI from Other Investments should not be considered as alternatives to net income in accordance with GAAP or as measures of liquidity. Our method of calculating these measures may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

RPT Realty
Non-GAAP Financial Definitions (continued)

EBITDAre/Adjusted EBITDA/Proforma Adjusted EBITDA
NAREIT defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense (benefit), depreciation and amortization and impairment of depreciable real estate and in substance real estate equity investments; plus or minus gains or losses from sales of operating real estate assets and interests in real estate equity investments; and adjustments to reflect our share of unconsolidated real estate joint ventures and partnerships for these items. The Company calculates EBITDAre in a manner consistent with the NAREIT definition. The Company also presents Adjusted EBITDA which is EBITDAre net of other items that we believe enhance comparability of Adjusted EBITDA across periods and are listed as adjustments in the applicable reconciliation. EBITDAre and Adjusted EBITDA should not be considered an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP.

Pro-Rata
We present certain financial information on a “pro-rata” basis or including “pro-rata” adjustments. Unless otherwise specified, pro-rata financial information includes our proportionate economic ownership of each of our unconsolidated joint ventures derived on an entity-by-entity basis by applying the ownership percentage interest used to arrive at our share of the net operations for the period consistent with the application of the equity method of accounting to each of our unconsolidated joint ventures. See page 30 of our quarterly financial and operating supplement for a discussion of important considerations and limitations that you should be aware of when review financial information that we present on a pro-rata basis or including pro-rata adjustment.

Occupancy
Occupancy is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property economically occupied by tenants under leases with an initial term of greater than one year, to (b) the aggregate number of square feet for such property.

Leased Rate
Lease Rate is defined, for a property or group of properties, as the ratio, expressed as a percentage, of (a) the number of square feet of such property under leases with an initial term of greater than one year, including signed leases not yet commenced, to (b) the aggregate number of square feet for such property.

Metropolitan Statistical Area (MSA)
Metropolitan Statistical Area (MSA) information is sourced from the United States Census Bureau and rank is determined based on the most recently available population estimates.